Exhibit 10.1
June 6, 2011
By Email
Lesli R. Gilbert
128 Blue Meadow Lane
Sicklerville, NJ 08081
Dear Lesli,
On behalf of The Talbots, Inc. (including its subsidiaries, “Talbots” or the “Company”), we are pleased to offer you the position of Senior Vice President, Stores in accordance with the following:
Base Salary, Benefits and Perquisites
•	Your salary will be at the rate of $375,000 per annum. Your salary will be paid to you on a bi-weekly basis. Your first review for a possible salary increase based on demonstrated job performance will be scheduled for FY 2012 and annually thereafter.
•	You are eligible to participate in the Company’s medical and dental benefit plans currently in effect and generally available at the time to Talbots senior vice presidents, subject to plan terms and eligibility conditions. You are also eligible to participate in all other benefit plans currently in effect and generally available at the time to Talbots senior vice presidents, subject to plan terms and eligibility conditions. Plans are subject to modification or termination by the Company in its discretion. You will accrue paid time off on a weekly basis throughout the year at a rate of 3.08 hours per week. You will also be eligible for all perquisites at a level commensurate with the senior vice president level at Talbots as in effect from time to time. Perquisites will not be grossed up for taxes. You will also be entitled to a change in control agreement, a copy of which is attached as Exhibit A (the “Change in Control Agreement”), which will be effective upon execution and shall remain in effect at all times during your employment with the Company, unless expressly amended or superseded in writing by the parties hereto.
•	You will assume the position and title of Senior Vice President, Stores, effective on or about June 27, 2011. The position will be based in Hingham, MA with frequent travel to the Company’s store locations consistent with the position, travel to the Company’s Hingham headquarters and New York office, and any other travel required for the Company’s business purposes.

Lesli Gilbert
June 6, 2011

Annual Incentive Award Opportunity
•	You will be eligible for participation in any annual incentive plan of the Company as may be in effect from time to time. Your target award opportunity under any annual incentive plan of the Company will be 50% of your base salary. For FY 2011 only, you will receive a minimum bonus equal to $187,500 (which equals your target award opportunity for FY 2011). This $187,500 bonus payment (payable at the same time as other FY 2011 bonuses would customarily be paid to other senior Company officers) is guaranteed and will be paid to you whether or not the Company’s performance goals under the Company’s 2011 incentive plan are achieved, unless you voluntarily leave Talbots or resign other than for Good Reason (as defined below) or your employment is terminated by Talbots for Cause (as defined below) prior to the date that FY 2011 bonuses are paid to senior Company officers.
Equity Compensation
•	You will be eligible to receive such equity incentive compensation as may be awarded from time to time by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan as same may be amended or superseded from time to time (“Equity Plan”). All incentive awards granted to you will be subject to the terms of the Equity Plan.
•	As a special hiring inducement award in consideration for your joining the Company, you will be awarded a one-time restricted stock award having a value of $160,000 pursuant to and subject to the terms and conditions of a Restricted Stock Award Agreement to be executed by the Company and you upon your joining the Company. The restricted stock award will be effective, and the number of shares will be calculated based on the closing market price of the Company’s common stock, as of the grant date which will be your employment commencement date, and subject to the terms of the Restricted Stock Award Agreement, will vest over a three-year period as follows: one-third on the first anniversary of the effective date of grant; one-third on the second anniversary of the effective date of grant; and one-third on the third anniversary of the grant date.
•	As a special hiring inducement award in consideration for your joining the Company, you will also be awarded a one-time Non-Qualified Stock Option having the value of $240,000 pursuant to and subject to the terms and conditions of a Non-Qualified Stock Option Agreement, to be executed by the Company and you upon joining the Company. The number of shares underlying the Non-Qualified Stock Option will be calculated using the Black-Scholes value (as determined by the Company using its customary methodology) as of the grant date which will be your employment commencement date. The option price will equal the closing market price of the Company’s common stock on the grant date and will vest in one-third annual increments beginning one year from the grant date.
•	You understand and agree that the number and timing of any future equity awards to you will be subject to Compensation Committee’s sole discretion.

Lesli Gilbert
June 6, 2011

Severance
•	It is understood and agreed that either you or Talbots may terminate the employment relationship at any time and for any reason upon giving five days’ prior written notice. Your eligibility for severance benefits will be pursuant to and subject to the terms and conditions of the Severance Agreement being executed between you and the Company at the same time and attached hereto as Exhibit B (the “Severance Agreement”). Subject to the terms and conditions of such Severance Agreement, in the event of a termination of your employment by the Company without Cause (as defined in the Severance Agreement) or by you for Good Reason (as defined in the Severance Agreement), you would be entitled to receive 1.0 times your annual base salary and 12 months benefits continuation, subject to the Company’s receipt of a release and waiver as required by the Severance Agreement.
Restrictive Covenants
•	Confidentiality. You agree that you will not, at any time during or following your employment, directly or indirectly, without the express prior written consent of the Company, other than as required in connection with the performance of your duties as an officer of the Company, disclose or use any Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by you or in your possession whether from the Company or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company or otherwise, or developed by you during the term of your employment, and which is not known or generally available to the public.
•	Non-Disparagement. You agree that, for a period of one year after termination or cessation of your employment for any reason, you will not take action or make any statement, written or oral, which is intended to materially disparage the Company or its business. Notwithstanding anything to the contrary contained herein or in the Severance Agreement, neither this provision nor the same provision in the Severance Agreement shall apply to accurate statements by you in your prosecution or defense of any action or proceeding by or against the Company in any court or other tribunal of competent jurisdiction, including arbitration and mediation, nor shall it apply to accurate statements by you in any testimony given pursuant to subpoena or other process issued by a court or other tribunal of competent jurisdiction.
•	Non-Solicitation. You agree that, for a period of one year after the termination or cessation of your employment for any reason, you will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of your employment with the Company), or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

Lesli Gilbert
June 6, 2011

•	Non-Competition. You agree that throughout your employment, and for a period of 12 months after termination or cessation of employment for any reason, you will not work directly or indirectly in any capacity or perform any services (including as an officer, director, employee, agent, advisor, in any consulting capacity or as an independent contractor) for any person, partnership, division, corporation or other entity in any business in competition with the principal businesses carried on by the Company in any jurisdiction in which the Company actively conducts business (herein, the “Business Competitors”), including for illustrative purposes only and not limited to, Ann Taylor, Gap Inc., Chico’s FAS, J. Crew, J. Jill, Coldwater Creek, Polo Ralph Lauren, Phillips-Van Heusen Corporation, Liz Claiborne, Inc., Coach, Inc., the Limited Brands Incorporated or Nordstrom (or any of their affiliated brands, subsidiaries or successors) (herein, the “Named Competitors”). In the event Talbots terminates your employment for Cause and you are not entitled to severance under the Severance Agreement or any other or successor severance agreement or arrangement to which you are then covered, this 12-month non-competition restriction shall continue in effect without any payment of severance with respect to the Named Competitors, but, with respect to any other Business Competitor, only for as long as Talbots elects to continue to pay you (in accordance with its then current payroll practices and up to a maximum period of 12 months) at a rate equal to your base salary in effect at the time of termination.
Your engaging in the following activities will not be deemed to be in violation of your non-competition restriction: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity that also separately operates a business that is a Business Competitor or a Named Competitor.
•	You acknowledge, with the advice of legal counsel, that you understand the foregoing non-competition agreement and other restrictive covenants, that they are binding and enforceable against you and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.
•	In addition to all other rights and remedies of the Company under this offer letter or otherwise, upon any breach of any of the restrictive covenants outlined above, which is not cured within 10 calendar days following written notice to you from the Company, such notice to be provided in the same manner as set forth in Paragraph 6(h) of the Severance Agreement, the Company will have the right to terminate any severance payment and benefits provided pursuant to this offer letter (including all related agreements) or any other or successor severance agreement covering you and the Company will also have the right to recover any severance payment and benefits previously paid under this offer letter or such other related agreements or any other or successor severance agreement covering you.

Lesli Gilbert
June 6, 2011

Definitions
•	“Cause” will have the meaning set forth in the Severance Agreement.
•	“Good Reason” will have the meaning set forth in the Severance Agreement.
Arbitration; Mediation
•	Any dispute, controversy or claim between the parties arising out of or relating to this offer letter or all related agreements referenced herein, will be settled by arbitration conducted in The Commonwealth of Massachusetts (before a single arbitrator who shall be a former federal or state court judge), in accordance with the Commercial Rules of the American Arbitration Association then in force, and each party shall bear their own expenses including attorneys’ fees; provided, however, you acknowledge that in the event of a violation of the restrictive covenants set forth above, the Company would suffer irreparable damages and will be entitled to obtain from a state or federal court in The Commonwealth of Massachusetts or a federal or state court of any other state or jurisdiction, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights will be in addition to any other rights or remedies to which it may be entitled. You hereby irrevocably consent to the exclusive jurisdiction of any federal court or state court located in The Commonwealth of Massachusetts, and you hereby agree that process in any suit, action or proceeding may be served anywhere in the world in the same manner as provided for notices to a party as provided in the Severance Agreement. Moreover, nothing in this provision prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that you acknowledge that you may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator conducting any such arbitration proceedings will be in writing, will set forth the basis therefor and such arbitrator’s decision or award will be final and binding upon the Company and you. The Company and you will abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the foregoing, the Company and you agree that, prior to submitting a dispute under this offer letter to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in The Commonwealth of Massachusetts (however, such mediation or obligation to mediate will not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

Lesli Gilbert
June 6, 2011

Taxes
•	Notwithstanding anything to the contrary in this offer letter or the related agreements referenced herein or in any other severance agreement or severance arrangement between you and the Company, including without limitation the Severance Agreement and Change in Control Agreement (for purposes of this subsection, all collectively referred to as the “agreements”), it is the intention of the parties that each of such agreements comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other guidance issued thereunder, and the agreements and the payments of any benefits thereunder will be operated and administered accordingly. Specifically, but not by limitation, you agree that if, at the time of termination of employment, you are considered to be a specified employee, as defined in Section 409A of the Code (and as determined as of December 31 preceding your termination of employment, unless your termination of employment occurs prior to April 1, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under the agreements as a result of your termination of employment will be deferred until the first business day following the date that is 6 months following such termination of employment, except to the extent such payments are exempt from Section 409A of the Code by virtue of the short-term deferral rule under Treas. Reg. Sec. 1.409A-1(b)(4) and/or the severance pay execption under Treas. Reg. Sec. 1.409A-1(b)(9)(iii). Upon expiration of such 6 month period (or, if earlier, your death), any payments so withheld will be distributed to you, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date). Notwithstanding anything contained in this agreement to the contrary, the Company acknowledges that, for purposes of Section 409A of the Code, each and every payment made under this agreement shall be deemed a separate payment and not a series of payments. Further, it is acknowledged that references to “termination of employment” and similar terms used in this agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A.
Release and Waiver
•	The Company’s obligation to make the payments and provide the benefits to you under or in connection with this offer letter or the related agreements referenced herein, or under any other severance agreement or severance arrangement (including, without limitation, under the Severance Agreement or the Change in Control Agreement) will be conditioned upon and subject to your delivery to the Company of an executed release (which will be effective when such release is no longer subject to revocation) of any and all claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries (to the extent permissible under ERISA), and their respective officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel.

Lesli Gilbert
June 6, 2011

Miscellaneous
•	This offer letter together with all related agreements referenced herein (collectively, the “Documents”) constitute the entire understanding between you and the Company and cannot be modified, altered or waived unless it is done in a writing signed by both you and the Company. If there is any conflict between the terms of these Documents and any other document related to your employment, the terms of these Documents will control. This offer letter is governed by the laws of The Commonwealth of Massachusetts (other than its rules for conflicts of laws). This agreement is personal in nature to the Company and your rights and obligations under this agreement may not be assigned by you. This agreement shall be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives and heirs).

•	It is the intention of the parties that the provisions of this offer letter will be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, will not render unenforceable or impair the remainder of this offer letter. Accordingly, if any provision of this offer letter will be determined to be invalid or unenforceable, either in whole or in part, this offer letter will be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this offer letter in order to render the same valid and enforceable to the fullest extent permissible.

•	As an employee of Talbots, you agree to abide by all Company rules and policies, as applicable, including the Company’s code of business conduct and ethics and stock ownership guidelines.

•	You represent that the information (written or oral) provided to the Company by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.

•	You unconditionally agree not to: (1) use in connection with your employment with Talbots any confidential or proprietary information that you have acquired in connection with any former employment or reveal or disclose to Talbots or any of Talbots employees, agents, representatives or vendors, any confidential or proprietary information that you have acquired in connection with any former employment; or (2) directly or indirectly solicit or attempt to solicit for hire any employee of any prior employer or directly or indirectly interfere with any customer or vendor relationship of any prior employer, in each case, in breach or violation of any existing covenant or obligation to which you may be subject and for the time period specified in any such covenant or obligation. You acknowledge that this policy and practice of Talbots is to be strictly followed and adhered to by you. You also agree that you have not taken and do not have in your possession any confidential

Lesli Gilbert
June 6, 2011

information of a prior employer and have returned to your prior employer any confidential information that was in your possession.

•	This offer is effective only through June 10, 2011 and is contingent upon a satisfactory background check. If you wish to accept our offer as outlined above, please sign and return this letter to me. The enclosed copy is for your records.
Lesli, we are thrilled you are joining the “Talbots Team” and look forward to the contributions you will make to the overall success of the Company!

Very truly yours,
/s/ Ruthanne Russell
Ruthanne Russell
Senior Vice President, Human Resources

Accepted and agreed
this 7th day of June 2011

/s/ Lesli Gilbert
Lesli Gilbert